EXHIBIT 10

NORTHFIELD BANCORP, INC.

2014 MANAGEMENT CASH INCENTIVE PLAN

2014 Management Cash Incentive Plan (MIP)

Introduction and Objectives

Northfield Bancorp, Inc.’s (A Delaware Corporation) “Northfield” 2014 Management Cash Incentive Plan (the “MIP” or the “Plan”) is designed to motivate, recognize, and reward designated management team members, within appropriate risk management objectives, for their collective contributions to Northfield Bancorp, Inc. and its subsidiaries (the “Company” or the “Bank”).  The Plan focuses on measures that are critical to the Company’s longer-term growth and profitability.  The MIP serves as a critical component of a competitive total compensation package that enables the Company to attract and retain talent needed to drive the Company’s future success.  This MIP is governed by all terms and conditions of the Northfield Management Cash Incentive Plan approved by the Company’s stockholders on May 27, 2009 (the “Governing Plan”), which shall be the prevailing document if the terms and conditions detailed below are unclear or in contradiction to such plan.

Objectives of the plan include:

•	Align management compensation with Company performance.
•	Provide clear focus on key strategic business objectives.
•	Position the Company’s total cash compensation to be competitive with market.
•	Enable the Company to attract and retain the talent needed to drive success.
•	Motivate and reward management for achieving/exceeding performance goals.
•	Encourage teamwork across the Company’s operating groups.
•	Balance performance goals and incentives with appropriate risk management objectives.

Eligibility/Participation

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Eligibility will be limited to key members of management and key employees.  Participants will be nominated by management and approved by the Compensation Committee.  Unless specifically approved by the Compensation Committee, the Offices of the Chief Risk Officer and Chief Audit Officer are not eligible to participate in the Corporate performance incentive awards.  Incentive awards will be based on individual goals for these employees with goals and final incentive awards to be approved by the Board Committees that the individual reports to.

•

New employees must be hired by July 1 to participate in that year’s incentive.  Incentive awards for employees hired between January 1 and July 1 will be pro-rated based on the employee’s date of hire (i.e., base salary actually earned in the year).  Participants must maintain a satisfactory level of performance to be eligible for an incentive award.

•	Participants must be an active employee as of the award payout date to receive an award, unless they are out on disability, in which case they will receive a pro-rata award.

Performance Period

The performance period and plan operate on a calendar year basis (January 1, 2014– December 31, 2014).

Performance Gate/Trigger

In order for the incentive plan to activate, Northfield must achieve at least 80% of budgeted net income.  If the Company does not achieve this level of performance, the MIP will not fund awards (corporate or individual) for participants that year.  The Committee, and the respective Board Committees as it relates to the Offices of the Chief Risk Officer and Chief Audit Officer, will retain discretion, at all times, to recommend individual discretionary bonuses.

Incentive Award Opportunity

Each participant will have a target cash incentive opportunity that is expressed as a percentage of base salary.  Cash incentive awards are based, in part, on the Company’s philosophy to target total cash compensation at approximately the 65th percentile of market for executive management.  The 2014 incentive cash targets consider market practice and the Company’s current base salary levels.  For 2014, participants, as detailed by title below, will have an opportunity to earn a target award as a percentage of base salary for meeting defined goals.  The Actual payouts can range from 0% (for not meeting any performance goals) to up to 150% of target for exceeding all performance goals.

Achieving performance goals will generally result in a full target award.  Actual payouts will vary above and below the target incentive to reflect actual performance relative to the goals and weights.  The Compensation Committee retains the discretion to determine awards relative to goals and may consider other factors in making the award (e.g. extraordinary events).

The total incentive opportunity and range is summarized below.  These are subject to change based on market practice, internal Company practices, and compensation philosophy.

	Annual Incentive as a % of Base Salary (in future years these targets may change and be different by tier)
Positions	Below Threshold	Threshold Performance	Target Performance	Stretch Performance
CEO	0%	20%	40%	60%
Pres./COO	0%	20%	40%	60%
EVP	0%	15%	30%	45%
SVP	0%	12.5%	25%	37.5%

Incentive Plan Measures

For 2014, the Compensation Committee will determine the Corporate performance goal(s) in conformity with the Governing Plan.  A significant portion of all participants’ incentive will be based on our overall corporate performance.  This approach supports our desire to foster a collaborative team-oriented culture among our senior leadership team.  The Compensation Committee, at its sole discretion, may determine to exclude from actual 2014 performance results, items that are considered non-recurring in nature, and not suitable for consideration in measuring financial performance.  In addition to corporate performance, individual/division performance goals will also be considered.  By considering multiple performance goals and perspectives, our plan supports our goal to provide a balanced and reasonable approach to risk management.

Below is a summary of the weighting of awards based on Corporate and Individual/Division Goals:

Role	Corporate Performance	Individual/Division Performance
CEO	100%	0%
Pres./COO	100%	0%
EVP	70%	30%
SVP (Individual percentages to be determined by the CEO)	0% - 100%	0% - 100%

Goal Setting

The Corporate Performance goal(s) will be recommended by the Compensation Committee as part of the Board’s annual business planning process, and approved by the Board of Directors.  The Compensation Committee will approve the performance range and weights associated with the Corporate Performance goals.

The Compensation Committee, at its discretion, may define goals that have a defined threshold, target and stretch performance and payout range.  The relationship between performance goals and payout ranges will be determined by the Compensation Committee.  Once threshold performance is achieved, the award will increase incrementally.  Actual payouts between threshold, target, and stretch will be prorated between levels to reward incremental performance

Individual/Division goals will be developed and recommended by management and approved by the Compensation Committee and the respective Board Committees, as it relates to the Offices of the Chief Risk Officer and Chief Audit Officer, at the beginning of the year.  Generally, Individual goals should be limited to no more than three goals that reflect critical financial and strategic goals.  Each individual goal is at a target payout.  However, where possible, individual goals should also define a threshold and stretch level which will correspond to the appropriate payout in the table immediately above.  Such goals will help clarify potential pay-performance relationship.  In recognition that some individual goals may not be quantitative, the Compensation Committee and the respective Board Committees as it relates to the Offices of the Chief Risk Officer and Chief Audit Officer, retains the discretion to determine payouts in a manner that appropriately reflects performance.  However, such discretion does not apply to a payout that is intended to be qualified performance based compensation under Internal Revenue Code Section 162(m).

Award Payouts and Discretion of the Compensation Committee

Payouts relative to the target will be recommended by management (except for the CEO), approved by the Compensation Committee and the respective Board Committees as it relates to the Offices of the Chief Risk Officer and Chief Audit Officer, and ratified by the Board of Directors.  In the case of the CEO, the payout will be determined by the Compensation Committee and ratified by the Board of Directors.

Payouts will be made in cash as soon as possible after year-end.  Generally, payouts will occur within two and a half months following the close of the fiscal year.  Awards are calculated based on actual performance relative to target.  Payouts will be based on percentage of base salary earnings (actual earnings) for the year.  This will allow for ease of calculation of incentives to reflect participants who work a partial year or part time hours.

All award payouts under the Plan are subject to the discretion of the Compensation Committee and the respective Board Committees as it relates to the Offices of the Chief Risk Officer and Chief Audit Officer.  In determining an award level (both corporate awards and individual awards) consideration may be given to the overall performance of the Company and each individual’s performance and may include, but are not limited to, consideration of audit and regulatory findings, internal control assessments and the amount and direction of risk being assumed by the Company.

Plan Terms and Conditions

Plan Authorization

The Plan is authorized by the Board of Directors of the Company and administered by the Compensation Committee.

Program Changes or Discontinuance

The Company has developed this plan based on current objectives and business conditions.  The Plan was developed based on existing business, market and economic conditions; current services; and staff assignments.  If substantial changes occur that affect these conditions, services, assignments, or forecasts, the Company may add to, amend, modify, or discontinue any of the terms or conditions of the Plan at any time.

Compensation Committee Discretion

The Compensation Committee may, at its sole discretion, waive, change, or amend the Plan as it deems appropriate.

The Committee and the respective Board Committees, as it relates to the Offices of the Chief Risk Officer and Chief Audit Officer may, at its sole discretion increase or decrease an award based upon its consideration of a Plan participant’s performance or achievements.

Termination of Employment

If a Plan participant leaves or is terminated by the Company before awards are paid, no incentive award will be paid.  Participants must be an active employee of the Company on the date the incentive is paid to receive an award.  (See exceptions for death, disability, and retirement below.)

Disability or Death or Retirement

If a participant is disabled by an accident or illness, his/her bonus award for the Plan period will be prorated so that the award is based on the period of active employment only (i.e. the award will be reduced by the period of time of disability).

In the event of death, the Company will pay to the participant’s estate the pro rata portion of the award that had been earned by the participant as of the date of death.

Employees who retire will be paid a pro-rata award based on the period of active employment only.  Retirement is defined by terms consistent with the Company’s retirement plan.

No award will be earned on a pro-rata basis for disability, death, or retirement if such an event occurs within six months from the beginning of the Plan year.

Payments made in the event of death, disability or retirement will be made at the same time payment is made to active employees under the Plan.

Ethics and Interpretation

If there is any ambiguity as to the meaning of any terms or provisions of this Plan or any questions as to the correct interpretation of any information contained therein, the Company’s interpretation expressed by the Compensation Committee will be final and binding.

The altering, inflating, and/or inappropriate manipulation of performance/financial results or any other infraction of recognized ethical business standards, will subject the employee to disciplinary action up to and including termination of employment.  In addition, any incentive compensation as provided by the Plan to which the employee would otherwise be entitled will be revoked.

Recoupment of Awards

Participants of this Plan agree that the Company has the right to recoup or “clawback” awards paid under this Plan if the Compensation Committee concludes that such awards were based on information that was later found to be materially incorrect, including awards that were determined, in whole or in part, on financial statement information that is subsequently restated.  Participants of the Plan agree that such recoupment would be made in accordance with prevailing laws and regulations.

Miscellaneous

The Plan will not be deemed to give any participant the right to be retained in the employ of the Company nor will the Plan interfere with the right of the Company to discharge any participant at any time.

The Compensation Committee will determine on at least an annual basis, those employees of Northfield Bancorp, Inc. and its consolidated subsidiaries that will be eligible to participate in the Plan.

In the absence of an authorized, written employment contract, the relationship between employees and the Company is one of at-will employment.  The Plan does not alter the relationship.  The Plan will not supersede any specific employment contract obligations the Company may have with a Plan participant.

This Plan and the transactions and payments hereunder shall, in all respect, be governed by, and construed and enforced in accordance with applicable governmental laws and regulations.

Each provision in this Plan is severable, and if any provision is held to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not, in any way, be affected or impaired thereby.

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